EXHIBIT 99.1

Keurig Dr Pepper Reports Q1 2023 Results and Reaffirms Guidance for 2023

Company Delivers Continued Strong Net Sales Momentum, led by U.S. Refreshment Beverages

BURLINGTON, MA and FRISCO, TX (April 27, 2023) – Keurig Dr Pepper Inc. (NASDAQ: KDP) today reported results for the first quarter ended March 31, 2023 and reaffirmed its guidance for full year constant currency net sales growth of 5% and Adjusted diluted EPS growth of 6% to 7%.

	Reported GAAP Basis	Adjusted Basis[1]
	Q1	Q1
Net Sales	$3.35 bn	$3.35 bn
% vs prior year	8.9%	8.9%
Diluted EPS	$0.33	$0.34
% vs prior year	(19.5)%	3.0%
Commenting on the announcement, Chairman and CEO Bob Gamgort stated, “Our overall performance in the quarter demonstrated the resilience of KDP as we delivered on our commitments in a dynamic macro environment. Our results were led by strong revenue growth, supported by successful innovation, increased marketing and modest brand elasticities. The U.S. Refreshment Beverages and International segments exhibited standout performance and, as expected, U.S. Coffee had a slower start to the year. Though the at-home coffee category is still cycling through mobility-related changes relative to last year, single serve continues to gain volume share of the U.S. category. On a consolidated basis and against the backdrop of persistent inflation, we are driving healthy bottom-line growth while reinvesting in our business, and we remain confident in our 2023 outlook.”
First Quarter Consolidated Results
Net sales for the first quarter of 2023 increased 8.9% to $3.35 billion, compared to $3.08 billion in the year-ago period and, on a constant currency basis, net sales also advanced 8.9%. Driving the consolidated net sales growth was favorable net price realization of 9.9%, only slightly offset by lower volume/mix of 1.0%, reflecting the strength of the Company’s brand portfolio and continued modest elasticities across most categories.
KDP in-market performance in the U.S. Liquid Refreshment Beverages (LRB) category remained strong, with retail dollar consumption2 advancing 13.6% and KDP growing market share in categories representing approximately 88% of its cold beverage retail sales base. The performance reflected strength in CSDs3, seltzers, coconut waters, energy, apple juice and fruit drinks and was driven by Dr Pepper, Canada Dry, A&W, Sunkist, Squirt and Crush CSDs, as well as Polar seltzers, Vita Coco, C4 Energy, Mott’s and Hawaiian Punch.

_________________________________________
1 Adjusted financial metrics presented in this release are non-GAAP and with growth rates presented on a constant currency basis. See reconciliations of GAAP results to Adjusted results on a constant currency basis in the accompanying tables.
2 Retail consumption data based on Keurig Dr Pepper’s custom IRi category definitions for the 13-week period ending 4/2/2023.
3 CSDs refer to “Carbonated Soft Drinks”

Total at-home coffee category trends continued to be impacted in the quarter by greater consumer mobility versus the prior year, with the single-serve pod segment gaining volume share of the category. U.S. retail dollar consumption2 of KDP Manufactured pods decreased 0.5% in IRi tracked channels in the quarter, while KDP Manufactured share remained healthy at approximately 81%.
GAAP operating income for the quarter decreased 39.5% to $584 million, compared to $966 million in the year-ago period, primarily reflecting the unfavorable year-over-year impact of items affecting comparability, including the gain on the Body Armor litigation settlement in 2022, as well as the comparison to year-ago benefits related to the Company’s strategic asset investment program, a change in accounting for non-cash stock compensation expense and a recovery of legal fees, which collectively represented an $88 million unfavorable impact in the quarter. Also impacting the comparison was growth in GAAP gross profit, as continued broad-based inflation was more than offset by the strong net sales performance and higher productivity.
Excluding items affecting comparability, Adjusted operating income decreased 4.5% to $699 million, despite the strong growth in net sales and Adjusted gross profit, primarily due to the comparison to year-ago benefits, broad-based inflationary pressure, as well as increased marketing investment. On a percent of net sales basis, Adjusted operating income was 20.8%.
GAAP net income for the quarter decreased 20.2% to $467 million, or $0.33 per diluted share, compared to $585 million, or $0.41 per diluted share, in the year-ago period. This performance reflected the unfavorable year-over-year impact of items affecting comparability and the decline in Adjusted operating income, partially offset by the benefits of Nutrabolt equity method earnings, a lower effective tax rate and lower diluted shares outstanding. Excluding items affecting comparability, Adjusted net income for the quarter advanced 0.6% to $479 million, and Adjusted diluted EPS increased 3.0% to $0.34.
Free cash flow for the first quarter was $16 million, reflecting lower operating cash flow and higher capital expenditures.
During the quarter, the Company repurchased approximately 6.6 million KDP shares at a weighted average price per share of $34.96, totaling approximately $231 million. The Company has approximately $3.4 billion remaining under its share repurchase authorization expiring on December 31, 2025.
First Quarter Segment Results
U.S. Refreshment Beverages
Net sales for the first quarter increased 12.7% to $2.01 billion, compared to $1.78 billion in the year-ago period, reflecting favorable net price realization of 12.5% and a 0.2% increase in volume/mix. Driving this exceptional performance was strong traction from recent innovation, most notably Dr Pepper Strawberries & Cream, and effective in-market execution, as well as the contribution from our recently announced sales and distribution partnership for C4 Energy.
GAAP operating income decreased 30.4% to $490 million, compared to $704 million in the year-ago period, largely reflecting the unfavorable year-over-year impact of items affecting comparability, including the gain on the Body Armor litigation settlement in 2022. Also impacting the performance was continued broad-based inflationary pressure and a net $32 million year-over-year headwind from the Company’s strategic asset investment program, partially offset by the strong net sales growth and productivity. Excluding items affecting comparability, Adjusted operating income increased 11.6% to $508 million and, on a percent of net sales basis, totaled 25.3%.

U.S. Coffee
Net sales for the first quarter decreased 1.3% to $931 million, compared to $943 million in the year-ago period. This performance reflected higher net price realization of 5.3%, more than offset by a 6.6% decline in volume/mix.
At-home coffee consumption in the quarter continued to normalize post the pandemic. Pod revenue grew 2.9%, including a shipment decline of 1.9% due primarily to greater mobility versus the prior year. On a trailing twelve-month basis versus the pre-pandemic Q1 2019 period, at-home pod shipments grew 22.8%, representing a mid-single digit compound annual growth rate (CAGR).
Brewer shipments totaled 10.2 million for the twelve months ending March 31, 2023, representing a 9.8% decline year-over-year. Compared against pre-pandemic levels represented by the twelve months ending March 31, 2019, brewer shipments grew 25.6%, representing a mid-single digit CAGR.
GAAP operating income decreased 9.0% to $232 million, compared to $255 million in the year-ago period, largely reflecting the decline in volume/mix, broad-based inflationary pressure and an unfavorable year-over-year impact of items affecting comparability, partially offset by higher net price realization and productivity. Excluding items affecting comparability, Adjusted operating income decreased 5.3% to $285 million and, on a percent of net sales basis, totaled 30.6%.
International
Net sales for the first quarter increased 17.2% to $415 million, compared to $354 million in the year-ago period and, on a constant currency basis, net sales advanced 16.7%. This strong and balanced performance was driven by higher net price realization of 9.0% and volume/mix growth of 7.7%, and reflected strength in Peñafiel and growth in K-Cup® Pods in Canada.
GAAP operating income increased a strong 25.0% to $80 million, compared to $64 million in the year-ago period, largely reflecting the benefits of the double-digit increase in net sales and productivity, as well as items affecting comparability, partially offset by broad-based inflationary pressure. Excluding items affecting comparability, Adjusted operating income increased 18.3% to $84 million and, on a percent of net sales basis, totaled 20.2%.
2023 Guidance
The 2023 guidance provided below is presented on a constant currency, non-GAAP basis. The Company does not provide reconciliations of such forward-looking non-GAAP measures to GAAP measures, due to the inability to predict the amount and timing of impacts outside of the Company's control on certain items, such as non-cash gains or losses resulting from mark-to-market adjustments of derivative instruments, among others.
On a constant currency basis, KDP continues to expect net sales growth of 5% and Adjusted diluted EPS growth of 6% to 7% in 2023, with foreign currency translation expected to be an approximate one half of one percentage point headwind to both metrics.
Investor Contacts:
Jane Gelfand
T: 888-340-5287 / jane.gelfand@kdrp.com
Chethan Mallela
T: 646-620-8761 / chethan.mallela@kdrp.com
Media Contact:
Katie Gilroy
T: 781-418-3345 / katie.gilroy@kdrp.com

About Keurig Dr Pepper
Keurig Dr Pepper (KDP) is a leading beverage company in North America, with annual revenue of more than $14 billion and approximately 28,000 employees. KDP holds leadership positions in liquid refreshment beverages, including soft drinks, specialty coffee and tea, water, juice and juice drinks and mixers, and markets the #1 single serve coffee brewing system in the U.S. and Canada. The Company’s portfolio of more than 125 owned, licensed and partner brands is designed to satisfy virtually any consumer need, any time, and includes Keurig®, Dr Pepper®, Canada Dry®, Clamato®, CORE®, Green Mountain Coffee Roasters®, Mott's®, Snapple®, and The Original Donut Shop®. Through its powerful sales and distribution network, KDP can deliver its portfolio of hot and cold beverages to nearly every point of purchase for consumers. The Company’s Drink Well. Do Good. corporate responsibility platform is focused on the greatest opportunities for impact in the environment, its supply chain, the health and well-being of consumers and with its people and communities. For more information, visit www.keurigdrpepper.com.
FORWARD LOOKING STATEMENTS
Certain statements contained herein are “forward-looking statements” within the meaning of applicable securities laws and regulations. These forward-looking statements can generally be identified by the use of words such as “outlook,” “guidance,” “anticipate,” “expect,” “believe,” “could,” “estimate,” “feel,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “should,” “target,” “will,” “would,” and similar words. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. These statements are based on the current expectations of our management, are not predictions of actual performance, and actual results may differ materially.
Forward-looking statements are subject to a number of risks and uncertainties, including the factors disclosed in our Annual Report on Form 10-K and subsequent filings with the SEC. We are under no obligation to update, modify or withdraw any forward-looking statements, except as required by applicable law.
NON-GAAP FINANCIAL MEASURES
This release includes certain non-GAAP financial measures including Adjusted gross profit, Adjusted operating income, Adjusted net income, Adjusted diluted EPS, free cash flow and financial measures presented on a constant currency basis, which differ from results using U.S. Generally Accepted Accounting Principles (GAAP). These non-GAAP financial measures should be considered as supplements to the GAAP reported measures, should not be considered replacements for, or superior to, the GAAP measures and may not be comparable to similarly named measures used by other companies. Non-GAAP financial measures typically exclude certain charges, including one-time costs that are not expected to occur routinely in future periods. The Company uses non-GAAP financial measures internally to focus management on performance excluding these special charges to gauge our business operating performance. Management believes this information is helpful to investors because it increases transparency and assists investors in understanding the underlying performance of the Company and in the analysis of ongoing operating trends. Additionally, management believes that non-GAAP financial measures are frequently used by analysts and investors in their evaluation of companies, and their continued inclusion provides consistency in financial reporting and enables analysts and investors to perform meaningful comparisons of past, present and future operating results. The most directly comparable GAAP financial measures and reconciliations to non-GAAP financial measures are set forth in the appendix to this release and included in the Company’s filings with the SEC.
To the extent that the Company provides guidance, it does so only on a non-GAAP basis and does not provide reconciliations of such forward-looking non-GAAP measures to GAAP due to the inability to predict the amount and timing of impacts outside of the Company’s control on certain items, such as non-cash gains or losses resulting from mark-to-market adjustments of derivative instruments, among others.

KEURIG DR PEPPER INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	First Quarter
(in millions, except per share data)	2023	2022
Net sales	$3,353	$3,078
Cost of sales	1,609	1,428
Gross profit	1,744	1,650
Selling, general and administrative expenses	1,165	1,018
Gain on litigation settlement	—	(299)
Other operating income, net	(5)	(35)
Income from operations	584	966
Interest expense	23	188
Loss on early extinguishment of debt	—	48
Gain on sale of equity method investment	—	(50)
Impairment of investments and note receivable	—	6
Other (income) expense, net	(20)	9
Income before provision for income taxes	581	765
Provision for income taxes	114	180
Net income including non-controlling interest	467	585
Less: Net loss attributable to non-controlling interest	—	—
Net income attributable to KDP	$467	$585

Earnings per common share:
Basic	$0.33	$0.41
Diluted	0.33	0.41
Weighted average common shares outstanding:
Basic	1,406.2	1,418.2
Diluted	1,417.0	1,429.7

KEURIG DR PEPPER INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	March 31,	December 31,
(in millions, except share and per share data)	2023	2022
Assets
Current assets:
Cash and cash equivalents	$204	$535
Trade accounts receivable, net	1,451	1,484
Inventories	1,391	1,314
Prepaid expenses and other current assets	540	471
Total current assets	3,586	3,804
Property, plant and equipment, net	2,480	2,491
Investments in unconsolidated affiliates	1,009	1,000
Goodwill	20,117	20,072
Other intangible assets, net	23,273	23,183
Other non-current assets	1,160	1,252
Deferred tax assets	35	35
Total assets	$51,660	$51,837
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	4,947	5,206
Accrued expenses	1,046	1,153
Structured payables	137	137
Short-term borrowings and current portion of long-term obligations	2,310	895
Other current liabilities	687	685
Total current liabilities	9,127	8,076
Long-term obligations	9,929	11,072
Deferred tax liabilities	5,739	5,739
Other non-current liabilities	1,763	1,825
Total liabilities	26,558	26,712
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.01 par value, 15,000,000 shares authorized, no shares issued	—	—
Common stock, $0.01 par value, 2,000,000,000 shares authorized, 1,403,720,858 and 1,408,394,293 shares issued and outstanding as of March 31, 2023 and December 31, 2022, respectively	14	14
Additional paid-in capital	21,210	21,444
Retained earnings	3,724	3,539
Accumulated other comprehensive income	155	129
Total stockholders' equity	25,103	25,126
Non-controlling interest	(1)	(1)
Total equity	25,102	25,125
Total liabilities and stockholders' equity	$51,660	$51,837

KEURIG DR PEPPER INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	First Quarter
(in millions)	2023	2022
Operating activities:
Net income attributable to KDP	$467	$585
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	107	106
Amortization of intangibles	34	34
Other amortization expense	45	42
Provision for sales returns	10	12
Deferred income taxes	—	8
Employee stock-based compensation expense	29	(15)
Loss on early extinguishment of debt	—	48
Gain on sale of equity method investment	—	(50)
Gain on disposal of property, plant and equipment	(5)	(38)
Unrealized gain on foreign currency	(2)	(11)
Unrealized gain on derivatives	(95)	—
Equity in (earnings) loss of unconsolidated affiliates	(9)	3
Impairment on investments and note receivable of unconsolidated affiliates	—	6
Other, net	(4)	13
Changes in assets and liabilities:
Trade accounts receivable	28	(73)
Inventories	(74)	(147)
Income taxes receivable and payables, net	60	135
Other current and non-current assets	(151)	(284)
Accounts payable and accrued expenses	(391)	151
Other current and non-current liabilities	22	138
Net change in operating assets and liabilities	(506)	(80)
Net cash provided by operating activities	71	663
Investing activities:
Proceeds from sale of investment in unconsolidated affiliates	—	50
Purchases of property, plant and equipment	(62)	(109)
Proceeds from sales of property, plant and equipment	7	78
Purchases of intangibles	(51)	(10)
Issuance of related party note receivable	—	(6)
Investments in unconsolidated affiliates	—	(3)
Other, net	1	3
Net cash (used in) provided by investing activities	(105)	3
Financing activities:
Repayments of Notes	—	(201)
Proceeds from issuance of commercial paper	3,523	—
Repayments of commercial paper	(3,258)	(149)
Proceeds from structured payables	34	38
Repayments of structured payables	(32)	(37)
Cash dividends paid	(281)	(265)
Repurchases of common stock	(231)	—
Tax withholdings related to net share settlements	(31)	(5)
Payments on finance leases	(24)	(20)
Other, net	(3)	(5)
Net cash used in financing activities	(303)	(644)
Cash, cash equivalents, and restricted cash and cash equivalents:
Net change from operating, investing and financing activities	(337)	22
Effect of exchange rate changes	6	4
Beginning balance	535	568
Ending balance	$204	$594

KEURIG DR PEPPER INC.
RECONCILIATION OF SEGMENT INFORMATION
(UNAUDITED)

	First Quarter
(in millions)	2023	2022
Net Sales
U.S. Refreshment Beverages	$2,007	$1,781
U.S. Coffee	931	943
International	415	354
Total net sales	$3,353	$3,078

Income from Operations
U.S. Refreshment Beverages	$490	$704
U.S. Coffee	232	255
International	80	64
Unallocated corporate costs	(218)	(57)
Total income from operations	$584	$966

KEURIG DR PEPPER INC.
RECONCILIATION OF CERTAIN NON-GAAP INFORMATION
(UNAUDITED)
The company reports its financial results in accordance with U.S. GAAP. However, management believes that certain non-GAAP financial measures that reflect the way management evaluates the business may provide investors with additional information regarding the company's results, trends and ongoing performance on a comparable basis.
Specifically, investors should consider the following with respect to our financial results:
Adjusted: Defined as certain financial statement captions and metrics adjusted for certain items affecting comparability.
Items affecting comparability: Defined as certain items that are excluded for comparison to prior year periods, adjusted for the tax impact as applicable. Tax impact is determined based upon an approximate rate for each item. For each period, management adjusts for (i) the unrealized mark-to-market impact of derivative instruments not designated as hedges in accordance with U.S. GAAP that do not have an offsetting risk reflected within the financial results, as well as the unrealized mark-to-market impact of our Vita Coco investment; (ii) the amortization associated with definite-lived intangible assets; (iii) the amortization of the deferred financing costs associated with the DPS Merger; (iv) the amortization of the fair value adjustment of the senior unsecured notes obtained as a result of the DPS Merger; (v) stock compensation expense and the associated windfall tax benefit attributable to the matching awards made to employees who made an initial investment in KDP; (vi) non-cash changes in deferred tax liabilities related to goodwill and other intangible assets as a result of tax rate or apportionment changes; and (vii) other certain items that are excluded for comparison purposes to prior year periods.
For the first quarter of 2023, the other certain items excluded for comparison purposes include productivity expenses.
For the first quarter of 2022, the other certain items excluded for comparison purposes include (i) restructuring and integration expenses related to significant business combinations; (ii) productivity expenses; (iii) costs related to significant non-routine legal matters, specifically the antitrust litigation; (iv) the loss on early extinguishment of debt related to the redemption of debt; (v) incremental costs to our operations related to risks associated with the COVID-19 pandemic, which were incurred to either maintain the health and safety of our front-line employees or temporarily increase compensation to such employees to ensure essential operations continue during the pandemic; (vi) the gain on the sale of our investment in BodyArmor as a result of the settlement of the associated holdback liability; (vii) the gain on the settlement of our prior litigation with BodyArmor, excluding recoveries of previously incurred litigation expenses which were included in our adjusted results; and (viii) losses recognized with respect to our equity method investment in Bedford as a result of funding our share of their wind-down costs.
Constant currency adjusted: Defined as certain financial statement captions and metrics adjusted for certain items affecting comparability, calculated on a constant currency basis by converting our current period local currency financial results using the prior period foreign currency exchange rates.
For the first quarter ended March 31, 2022 and 2021, the supplemental financial data set forth below includes reconciliations of adjusted and constant currency adjusted financial measures to the applicable financial measure presented in the unaudited condensed consolidated financial statements for the same period.

KEURIG DR PEPPER INC.
RECONCILIATION OF CERTAIN NON-GAAP INFORMATION
(UNAUDITED)

	Cost of sales	Gross profit	Gross margin	Selling, general and administrative expenses	Gain on litigation settlement	Other operating income, net	Income from operations	Operating margin
For the First Quarter of 2023
Reported	$1,609	$1,744	52.0%	$1,165	$—	$(5)	$584	17.4%
Items Affecting Comparability:
Mark to market	14	(14)		(12)	—	—	(2)
Amortization of intangibles	—	—		(34)	—	—	34
Stock compensation	—	—		(5)	—	—	5
Productivity	(38)	38		(40)	—	—	78
Adjusted	$1,585	$1,768	52.7%	$1,074	$—	$(5)	$699	20.8%
Impact of foreign currency			—%					0.1%
Constant currency adjusted			52.7%					20.9%

For the First Quarter of 2022
Reported	$1,428	$1,650	53.6%	$1,018	$(299)	$(35)	$966	31.4%
Items Affecting Comparability:
Mark to market	59	(59)		26	—	—	(85)
Amortization of intangibles	—	—		(34)	—	—	34
Stock compensation	—	—		7	—	—	(7)
Restructuring and integration costs	—	—		(33)	—	(3)	36
Productivity	(28)	28		(22)	—	—	50
Non-routine legal matters	—	—		(4)	—	—	4
COVID-19	(4)	4		(1)	—	—	5
Gain on litigation	—	—		—	271	—	(271)
Adjusted	$1,455	$1,623	52.7%	$957	$(28)	$(38)	$732	23.8%

Refer to page A-8 for reconciliations of reported net sales to constant currency net sales and adjusted income from operations to constant currency adjusted income from operations.

KEURIG DR PEPPER INC.
RECONCILIATION OF CERTAIN NON-GAAP INFORMATION
(UNAUDITED)

	Interest expense	Loss on early extinguishment of debt	Gain on sale of equity method investment	Impairment of investments and note receivable	Other (income) expense, net	Income before provision for income taxes	Provision for income taxes	Effective tax rate	Net income attributable to KDP	Diluted earnings per share
For the First Quarter of 2023
Reported	$23	$—	$—	$—	$(20)	$581	$114	19.6%	$467	$0.33
Items Affecting Comparability:
Mark to market	93	—	—	—	9	(104)	(29)		(75)	(0.05)
Amortization of intangibles	—	—	—	—	—	34	10		24	0.02
Amortization of fair value debt adjustment	(4)	—	—	—	—	4	1		3	—
Stock compensation	—	—	—	—	—	5	2		3	—
Productivity	—	—	—	—	—	78	21		57	0.04
Adjusted	$112	$—	$—	$—	$(11)	$598	$119	19.9%	$479	$0.34
Impact of foreign currency								0.3%
Constant currency adjusted								20.2%

For the First Quarter of 2022
Reported	$188	$48	$(50)	$6	$9	$765	$180	23.5%	$585	$0.41
Items Affecting Comparability:
Mark to market	(71)	—	—	—	(3)	(11)	(2)		(9)	(0.01)
Amortization of intangibles	—	—	—	—	—	34	9		25	0.02
Amortization of deferred financing costs	(1)	—	—	—	—	1	—		1	—
Amortization of fair value of debt adjustment	(5)	—	—	—	—	5	1		4	—
Stock compensation	—	—	—	—	—	(7)	(1)		(6)	—
Restructuring and integration costs	—	—	—	—	—	36	9		27	0.02
Productivity	—	—	—	—	—	50	12		38	0.03
Impairment of investment	—	—	—	(6)	—	6	—		6	—
Loss on early extinguishment of debt	—	(48)	—	—	—	48	11		37	0.03
Non-routine legal matters	—	—	—	—	—	4	1		3	—
COVID-19	—	—	—	—	—	5	1		4	—
Gain on litigation	—	—	—	—	—	(271)	(68)		(203)	(0.14)
Gain on sale of equity-method investment	—	—	50	—	—	(50)	(12)		(38)	(0.03)
Adjusted	$111	$—	$—	$—	$6	$615	$141	22.9%	$474	$0.33

Change - adjusted	0.9%								1.1%	3.0%
Impact of foreign currency	—%								(0.5)%	—%
Change - Constant currency adjusted	0.9%								0.6%	3.0%
Diluted earnings per common share may not foot due to rounding.

KEURIG DR PEPPER INC.
RECONCILIATION OF CERTAIN FINANCIAL MEASURES BY SEGMENT TO CONSTANT CURRENCY ADJUSTED FINANCIAL MEASURES BY SEGMENT
(UNAUDITED)

(in millions)	Reported	Items Affecting Comparability	Adjusted
For the first quarter of 2023:
Income from operations
U.S. Refreshment Beverages	$490	$18	$508
U.S. Coffee	232	53	285
International	80	4	84
Unallocated corporate costs	(218)	40	(178)
Total income from operations	$584	$115	$699

For the first quarter of 2022:
Income from operations
U.S. Refreshment Beverages	$704	$(249)	$455
U.S. Coffee	255	46	301
International	64	7	71
Unallocated corporate costs	(57)	(38)	(95)
Total income from operations	$966	$(234)	$732

	Reported	Impact of Foreign Currency	Constant Currency
For the first quarter of 2023:
Net sales
U.S. Refreshment Beverages	12.7%	—%	12.7%
U.S. Coffee	(1.3)	—	(1.3)
International	17.2	(0.5)	16.7
Total net sales	8.9	—	8.9

	Adjusted	Impact of Foreign Currency	Constant Currency Adjusted
For the first quarter of 2023:
Income from operations
U.S. Refreshment Beverages	11.6%	—%	11.6%
U.S. Coffee	(5.3)	—	(5.3)
International	18.3	—	18.3
Total income from operations	(4.5)	—	(4.5)

	Reported	Items Affecting Comparability	Adjusted	Impact of Foreign Currency	Constant Currency Adjusted
For the first quarter of 2023:
Operating margin
U.S. Refreshment Beverages	24.4%	0.9%	25.3%	—%	25.3%
U.S. Coffee	24.9	5.7	30.6	—	30.6
International	19.3	0.9	20.2	0.1	20.3
Total operating margin	17.4	3.4	20.8	0.1	20.9
Diluted earnings per common share may not foot due to rounding.

KEURIG DR PEPPER INC.
RECONCILIATION OF ADJUSTED EBITDA AND MANAGEMENT LEVERAGE RATIO
(UNAUDITED)

(in millions, except for ratio)
ADJUSTED EBITDA RECONCILIATION - LAST TWELVE MONTHS
Net income attributable to KDP	$1,318
Interest expense	528
Provision for income taxes	218
Other (income) expense, net	(15)
Depreciation expense	400
Other amortization	175
Amortization of intangibles	138
EBITDA	$2,762
Items affecting comparability:
Loss on early extinguishment of debt	$169
Impairment of intangible assets	477
Impairment of investments and note receivable	6
Restructuring and integration expenses	136
Productivity	218
Non-routine legal matters	9
Stock compensation	17
COVID-19	9
Transaction costs	1
Foundational projects	4
Mark to market	233
Adjusted EBITDA	$4,041

March 31,
2023
Principal amounts of:
Commercial paper notes	$664
Senior unsecured notes	11,743
Total principal amounts	12,407
Less: Cash and cash equivalents	204
Total principal amounts less cash and cash equivalents	$12,203

March 31, 2023 Management Leverage Ratio	3.0

Diluted earnings per common share may not foot due to rounding.

KEURIG DR PEPPER INC.
RECONCILIATION OF ADJUSTED EBITDA - LAST TWELVE MONTHS
(UNAUDITED)

(in millions)	SECOND QUARTER OF 2022	THIRD QUARTER OF 2022	FOURTH QUARTER OF 2022	FIRST QUARTER OF 2023	LAST TWELVE MONTHS
Net income attributable to KDP	$218	$180	$453	$467	$1,318
Interest expense	175	207	123	23	528
Provision for income taxes	(5)	4	105	114	218
Other (income) expense, net	9	4	(8)	(20)	(15)
Depreciation expense	99	96	98	107	400
Other amortization	44	43	43	45	175
Amortization of intangibles	33	33	38	34	138
EBITDA	$573	$567	$852	$770	$2,762
Items affecting comparability:
Loss on early extinguishment of debt	$169	$—	$—	$—	$169
Impairment of intangible assets	—	311	166	—	477
Impairment on investments and note receivable	6	—	—	—	6
Restructuring and integration expenses	22	33	81	—	136
Productivity	44	50	64	60	218
Nonroutine legal matters	3	2	4	—	9
Stock compensation	5	5	2	5	17
COVID-19	4	5	—	—	9
Transaction costs	1	—	—	—	1
Foundational projects	2	1	1	—	4
Mark to market	138	106	(9)	(2)	233
Adjusted EBITDA	$967	$1,080	$1,161	$833	$4,041

Diluted earnings per common share may not foot due to rounding.

KEURIG DR PEPPER INC.
RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW
(UNAUDITED)

Free cash flow is defined as net cash provided by operating activities adjusted for purchases of property, plant and equipment, proceeds from sales of property, plant and equipment, and certain items excluded for comparison to prior year periods. For the first quarter of 2023 and 2022, there were no certain items excluded for comparison to prior year periods.

	First Quarter
(in millions)	2023	2022
Net cash provided by operating activities	$71	$663
Purchases of property, plant and equipment	(62)	(109)
Proceeds from sales of property, plant and equipment	7	78
Free Cash Flow	$16	$632

Diluted earnings per common share may not foot due to rounding.